UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 28, 2016

Concho Resources Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33615 (Commission File Number)	76-0818600 (I.R.S. Employer Identification No.)

One Concho Center 600 W. Illinois Avenue Midland, Texas (Address of Principal Executive Offices)	79701 (Zip Code)

Registrant’s telephone number, including area code: (432) 683-7443

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Supplemental Indenture for 4.375% Senior Notes due 2025

On December 28, 2016, Concho Resources Inc. (the “Company”) completed the public offering of $600 million aggregate principal amount of the Company’s 4.375% Senior Notes due 2025 (the “Notes”) . The Notes are fully and unconditionally guaranteed on a senior unsecured basis by the Company’s significant subsidiaries, COG Acreage LP, COG Holdings LLC, COG Operating LLC, COG Production LLC, COG Realty LLC, Concho Oil & Gas LLC, Delaware River SWD LLC and Quail Ranch LLC (collectively, the “Subsidiary Guarantors”).

The terms of the Notes are governed by the indenture dated as of September 18, 2009 (the “Base Indenture”), among the Company, certain of the Subsidiary Guarantors, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended and supplemented by the tenth supplemental indenture, dated as of December 28, 2016 (the “Supplemental Indenture”; the Base Indenture, as amended and supplemented by the Supplemental Indenture, the “Indenture”).

The Notes will mature on January 15, 2025, and interest is payable on the Notes on each January 15 and July 15, commencing on July 15, 2017. The Company may redeem some or all of the Notes at any time on or after January 15, 2020 at the redemption prices specified in the Indenture, and it may redeem some or all of the Notes at any time prior to January 15, 2020 on a “make-whole” basis. Before January 15, 2020, the Company may also redeem up to 35% of the Notes in an amount not greater than the net proceeds of certain public sales of equity interests at a redemption price as specified in the Indenture. If the Company sells certain assets or experiences specific kinds of change of control, each as described in the Indenture, each holder of the Notes will have the right to require the Company to repurchase the Notes at a purchase price described in the Indenture plus accrued and unpaid interest, if any, to the date of repurchase.

The Notes are the Company’s senior unsecured obligations and will rank equally in right of payment with all of the Company’s existing and future senior debt and rank senior in right of payment to all of the Company’s future subordinated debt. The Notes will be effectively subordinated in right of payment to all of the Company’s existing and future secured debt to the extent of the value of the collateral securing such indebtedness.

The Indenture restricts the Company’s ability and the ability of certain of its subsidiaries to, among other things: (i) incur additional indebtedness; (ii) pay distributions or dividends on equity or purchase, redeem or otherwise acquire equity or subordinated indebtedness; (iii) make certain investments; (iv) use assets as collateral in other transactions; (v) sell certain assets or merge with or into other companies; and (vi) enter into transactions with affiliates. These covenants are subject to a number of important exceptions and qualifications.

The Indenture contains customary events of default, including:

•	default in any payment of interest on any Note when due, continued for 30 days;

•	default in the payment of principal of or premium, if any, on any Note when due;

•	failure by the Company to comply with its obligations under the Indenture, in certain cases subject to notice and grace periods;

•	payment defaults and accelerations with respect to other indebtedness of the Company and its Restricted Subsidiaries (as defined in the Indenture) in the aggregate principal amount of $125.0 million or more;

•	certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (as defined in the Indenture) or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

•	failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary to pay certain final judgments aggregating in excess of $125.0 million within 60 days; and

•	any Subsidiary Guarantee of a Significant Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, ceases to be in full force and effect, is declared null and void in a judicial proceeding or is denied or disaffirmed by its maker.

If an event of default under the Indenture occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on the Notes to be due and payable, or, in the case of certain events of default relating to bankruptcy, insolvency or reorganization, those amounts will automatically become immediately due and payable.

Other material terms of the Notes, the Base Indenture and the Supplemental Indenture are described in the final prospectus supplement, dated December 13, 2016, as filed by the Company and the Subsidiary Guarantors with the Securities and Exchange Commission on December 14, 2016. The foregoing descriptions of the Indenture and the Notes are qualified in their entirety by reference to the Supplemental Indenture (including the form of Notes attached thereto), a copy of which is filed herewith as Exhibit 4.1 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description contained under Item 1.01 above is incorporated by reference in its entirety into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

4.1	Tenth Supplemental Indenture, dated December 28, 2016, between Concho Resources Inc., the subsidiary guarantors named therein, and Wells Fargo Bank, National Association, as trustee.

4.2	Form of 4.375% Senior Notes due 2025 (included in Exhibit 4.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCHO RESOURCES INC.

Date: December 28, 2016	By:	/s/ Travis L. Counts
	Name:	Travis L. Counts
	Title:	Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

4.1	Tenth Supplemental Indenture, dated December 28, 2016, between Concho Resources Inc., the subsidiary guarantors named therein, and Wells Fargo Bank, National Association, as trustee.

4.2	Form of 4.375% Senior Notes due 2025 (included in Exhibit 4.1).